Financial Contact:     Mark Van Genderen (414) 343-8002
Media Contact:          Susan Walton (414) 343-7565

HARLEY-DAVIDSON ANNOUNCES 20th RECORD YEAR
Revenue, Earnings and Retail Motorcycle Sales reach all time highs

Select financial data reported in the text of this press release is presented on the basis described in the Stock Option Accounting section below.

Milwaukee, Wis., January 19, 2006 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its fourth quarter and year ended December 31, 2005. Revenue for the quarter was $1.34 billion compared with $1.22 billion in the year-ago quarter, a 9.9 percent increase. Net income for the quarter was $230.0 million compared to $209.0 million, an increase of 10.1 percent over 2004. Fourth quarter diluted earnings per share (EPS) were 84 cents, an 18.3 percent increase compared with last year’s 71 cents.

        Revenue for the full year was $5.34 billion, compared with $5.02 billion in 2004, a 6.5 percent increase. Net income for the year was $959.6 million, a 7.8 percent increase versus last year’s $889.8 million, while diluted EPS for the full year were $3.41, a 13.7 percent increase compared with $3.00 in 2004.

        “Today Harley-Davidson is celebrating an exciting milestone of twenty consecutive years of record revenue, earnings and retail motorcycle sales,” said Jim Ziemer, Chief Executive Officer. “As we reflect on our performance in 2005, we had many accomplishments. We shipped 329,000 motorcycles, which is a 3.7 percent increase over the previous year. Worldwide retail sales of Harley-Davidson® motorcycles increased 6.2 percent during 2005. Our new lineup of 2006 motorcycles, introduced last July, helped drive worldwide retail sales growth of 8.3 percent in the second half of the year. During 2005, our international motorcycle sales grew significantly and motorcycle sales to women continued to increase, demonstrating that our strategies in these areas are beginning to take hold,” said Ziemer.

        “We believe the prospects for retail growth remain strong and support a wholesale unit growth rate in the range of 5 to 9 percent annually and an annual EPS growth rate of 11 to 17 percent,” said Ziemer. “Our Harley-Davidson motorcycle shipment target for 2006 remains in the range of 348,000 to 352,000 units, with planned wholesale shipments of 79,000 motorcycles during the first quarter,” he said.

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson® motorcycles was $1.09 billion, an increase of $95.7 million, or 9.6 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 87,588 units, an increase of 7,001 units, or 8.7 percent over last year’s fourth quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $169.9 million, an increase of $12.0 million, or 7.6 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes™ apparel and collectibles, totaled $60.5 million, an increase of $5.6 million, or 10.2 percent.

        Growth rates for P & A and General Merchandise fluctuate from quarter to quarter. However, for the long term, the Company expects the growth rate for P & A revenue to be slightly higher than Harley-Davidson’s motorcycle unit growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle unit growth rate.

        Gross margin for the fourth quarter of 2005 was 38.3 percent of revenue, up from 37.8 percent for the same period in 2004. Consistent with the higher gross margin, operating margin increased from 23.0 percent in 2004 to 23.4 percent in 2005.

Motorcycle Retail Sales Data

        Worldwide retail sales of Harley-Davidson motorcycles increased 3.0 percent for the fourth quarter of 2005 compared to the same period in 2004. For the full year, worldwide retail sales increased 6.2 percent compared to 2004.

        U. S. retail sales of Harley-Davidson motorcycles increased 0.7 percent in the fourth quarter and 4.2 percent for the full year. For the second six months of the year, U.S. retail sales grew 7.3 percent compared to 1.9 percent for the first six months of 2005.

        “We are pleased with retail sales growth in the U.S. market during the second half of the year. The extensive enhancements made to existing models, along with several brand new motorcycles for the 2006 model year, are certainly generating excitement,” said Ziemer.

        Internationally, retail sales of Harley-Davidson motorcycles grew 13.0 percent in the fourth quarter and 15.0 percent for the full year compared with 2004. Total retail sales for 2005 increased in all of the Company’s major international markets.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported fourth quarter operating income of $39.5 million, up 0.7 percent compared to the year-ago quarter.

        A fourth quarter securitization of $325 million in motorcycle retail loans resulted in a gain of $4.2 million. The 1.3 percent gain on the securitization as a percentage of loans sold is consistent with management’s prior guidance of 1.0 to 1.4 percent. Gains in the first quarter of 2006 are also expected to continue in that range. Given the relatively small percentage of HDI operating income that is generated by securitization gains, the Company is not providing guidance for periods beyond the first quarter of 2006. Income related to securitizations will continue to be reported in the Company’s annual report and SEC filings.

        For the long term, HDFS expects operating income to be slightly higher than the Company’s wholesale unit shipment growth rate.

Harley-Davidson, Inc. — Twelve Month Results

        For the fiscal year ended 2005, total Harley-Davidson motorcycle shipments were 329,017 units compared with 317,289 units in 2004, a 3.7 percent increase. Harley-Davidson motorcycle revenue was $4.18 billion, an increase of $255.3 million, or 6.5 percent.

        P&A revenue totaled $815.7 million, a $34.1 million, or a 4.4 percent increase, while General Merchandise revenue totaled $247.9 million, a $24.1 million or a 10.8 percent increase, compared with 2004.

        Full year operating income for HDFS was $191.6 million, an increase of $3.0 million or 1.6 percent compared to 2004.

Cash Flow – Twelve Month Results

        As of December 31, 2005, cash and marketable securities were $1.05 billion, down from $1.61 billion at December 31, 2004. During the year the Company invested $198.4 million in capital expenditures, repurchased 21.4 million shares of Company stock for $1.05 billion, paid $173.8 million in dividends and contributed $296.8 million to its retirement plans.

Stock Option Accounting

On January 1, 2005, the Company began recognizing expense related to its employee stock option awards before the required implementation date of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 as revised in 2004. The Company accounted for these stock options as equity instruments. However, SFAS No. 123 (revised 2004) requires that stock options that may be settled for cash instead of stock at the election of the holder upon the occurrence of a change in control event be accounted for as a liability regardless of the probability of the change in control event occurring.

The Company recently became aware of the applicability of the contingent cash settlement feature of SFAS No. 123 (revised 2004) to its employee stock compensation plans. Had the Company used the liability method to account for stock option awards during 2005, operating income would have increased by $37.8 million. Accordingly, income before accounting changes net of tax would have been $983.0 million for the year, an increase of $23.4 million compared to the Company’s reported amount of $959.6 million. In addition, on the January 1, 2005 adoption date of this accounting method, the Company would have recorded a cumulative charge to income of $120.9 million or $74.8 million net of tax for its adoption of the liability method.

On January 11, 2006, FASB voted to seek public comment on a proposed FASB Staff Position (FSP) to require companies to classify employee stock options with contingent cash settlement features as equity awards provided the contingent event, such as a change in control event, is not considered probable of occurring. This classification would be consistent with the amounts reported with respect to outstanding stock options in connection with the Company’s original adoption of SFAS No. 123 (revised 2004) on January 1, 2005, and in subsequent interim periods.

The Company believes that the proposed FSP is a strong indication that classification of its stock option awards as equity instruments will be appropriate upon finalization of the FSP. As a result, all financial data reported in this press release is presented on a U.S. GAAP basis adjusted for the anticipated ratification of the proposed FSP. In the event the FSP is not finalized as expected, the Company will reflect such effects on the year and the quarters in its annual report and 10-K filing for the year ended December 31, 2005.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and effectively manage operating costs including materials, labor and overhead, (ii) successfully manage production capacity and production changes, (iii) avoid unexpected supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing customers and attract new customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) avoid unexpected changes and prepare for known requirements in legislative and regulatory environments for its products and operations, (ix) successfully adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, including changes in fuel prices and interest rates, (xi) successfully manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

        Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

        TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)

	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Net revenue	$1,342,335	$1,220,997	$5,342,214	$5,015,190
Gross profit	514,510	461,422	2,040,499	1,899,535
Operating expenses	199,854	180,672	740,634	710,016

Operating income from
motorcycles & related products	314,656	280,750	1,299,865	1,189,519
Financial services income	76,060	66,224	331,618	305,262
Financial services expense	36,595	27,018	139,998	116,662

Operating income from financial services	39,465	39,206	191,620	188,600
Corporate expenses	3,473	3,757	21,474	16,628

Total operating income	350,648	316,199	1,470,011	1,361,491
Investment income and other, net	6,009	7,775	17,748	17,995

Income before provision for taxes	356,657	323,974	1,487,759	1,379,486
Provision for income taxes	126,613	115,012	528,155	489,720

Net income	$230,044	$208,962	$959,604	$889,766

Earnings per common share:
Basic	$0.84	$0.71	$3.42	$3.02
Diluted	$0.84	$0.71	$3.41	$3.00
Weighted-average common shares:
Basic	274,182	294,014	280,303	295,008
Diluted	274,837	295,406	281,035	296,852

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) Dec 31, 2005	Dec 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$140,975	$275,159
Marketable securities	905,197	1,336,909
Accounts receivable, net	122,087	121,333
Finance receivables, net	1,641,766	1,624,038
Inventories	221,418	226,893
Other current assets	122,319	98,854

Total current assets	3,153,762	3,683,186
Finance receivables, net	600,831	488,262
Other long-term assets	1,509,141	1,311,845

Total assets	$5,263,734	$5,483,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$668,139	$677,255
Current portion of finance debt	204,973	495,441

Total current liabilities	873,112	1,172,696
Finance debt	1,000,000	800,000
Other long-term liabilities	246,042	142,278
Postretirement health care benefits	60,975	149,848
Shareholders’ equity	3,083,605	3,218,471

Total liabilities and shareholders’ equity	$5,263,734	$5,483,293

Note: Certain prior year balances have been reclassified in order to conform with the current year presentation.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve months ended
	(Unaudited) Dec 31, 2005	Dec 31, 2004	Dec 31, 2003
Cash flows from operating activities:
Net income	$959,604	$889,766	$760,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	205,705	214,112	196,918
Provision for long-term employee benefits	94,328	62,806	76,422
Gain on current year securitizations	(46,581)	(58,302)	(82,221)
Proceeds from securitizations	2,450,920	1,847,895	1,724,060
Finance receivables (held for sale) acquired or originated	(2,447,320)	(2,069,713)	(1,897,719)
Finance receivables (held for sale) collected	124,462	84,310	107,510
Net change in wholesale finance receivables	(161,342)	(154,124)	(154,788)
Contributions to pension & postretirement plans	(296,859)	--	(192,000)
Tax benefit from the exercise of stock options	--	51,476	13,805
Other	82,678	(11,142)	62,232
Net changes in current assets and current liabilities	(5,085)	(24,866)	(18,644)

Total adjustments	906	(57,548)	(164,425)

Net cash provided by operating activities	960,510	832,218	596,503

Cash flows from investing activities:
Capital expenditures	(198,389)	(213,550)	(227,230)
Finance receivables, net	(156,438)	(134,571)	(47,287)
Collection of retained securitization interests	115,346	125,732	118,113
Net change in marketable securities	431,075	(349,042)	(393,548)
Other, net	(14,497)	1,189	9,690

Net cash provided by (used in) investing activities	177,097	(570,242)	(540,262)
Cash flows from financing activities:
Net increase in finance debt	(80,720)	305,047	224,118
Dividends	(173,785)	(119,232)	(58,986)
Purchase of common stock for treasury	(1,054,615)	(564,132)	(103,880)
Excess tax benefits from share based payments	6,065
Issuance of common stock under employee stock plans	31,264	62,171	19,378

Net cash used in financing activities	(1,271,791)	(316,146)	80,630

Net increase in cash and cash equivalents	(134,184)	(54,170)	136,871
Cash and cash equivalents:
At beginning of period	275,159	329,329	192,458

At end of period	$140,975	$275,159	$329,329

Note: Certain prior year balances have been reclassified in order to conform with the current year presentation.

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,088,286	$992,611	$4,183,515	$3,928,232
Buell® motorcycles	21,828	15,519	93,069	79,029
Parts & Accessories	169,859	157,906	815,678	781,621
General Merchandise	60,486	54,884	247,861	223,712
Other	1,876	77	2,091	2,596

	$1,342,335	$1,220,997	$5,342,214	$5,015,190

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	74,383	68,902	266,507	260,607
Export	13,205	11,685	62,510	56,682

Total	87,588	80,587	329,017	317,289

Motorcycle product mix:
Touring	29,090	25,052	110,193	93,305
Custom	38,233	38,035	148,609	154,163
Sportster®	20,265	17,500	70,215	69,821

Total	87,588	80,587	329,017	317,289

BUELL UNITS
Motorcycle shipments:
Buell	2,716	2,064	11,166	9,857

Retail Sales of Harley-Davidson Motorcycles
Full Year 2005

	2005	2004
United States	253,414	243,160
Europe*	29,482	24,594
Japan	11,420	10,283
Canada	11,660	11,200
All other markets	11,193	9,373
Total Harley-Davidson Sales	317,169	298,610

Data Source (subject to update)
Data source for all 2005 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision. 2004 retail sales figures shown above conform to sales warranty and registration information as of December 31, 2004 and vary from previously published Motorcycle Industry Council and Japan Industry source data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

Heavyweight (651+ cc) Market Industry Data
Data Through Month Indicated

	2005	2004
United States (December)	517,562	494,045
Europe* (November)	330,726	332,706

Data Source (subject to update)
United States: Motorcycle Industry Council
Europe: Giral S.A.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom